                                                                     EXHIBIT 4.7

                          AMENDED AND RESTATED ANNEX X
                          dated as of December 20, 2002

                                       to

                         SALE AND CONTRIBUTION AGREEMENT
            dated as of December 20, 2000, and as heretofore amended

                                       and


                              AMENDED AND RESTATED
                  RECEIVABLES PURCHASE AND SERVICING AGREEMENT
                          dated as of December 20, 2002


                         Definitions and Interpretation

                                                   ABDC/Blue Hill II A&R Annex X

               Section 1. Definitions and Conventions. Capitalized terms used in the Sale and Contribution Agreement and the Purchase Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

               "1999 Audited Financials" shall have the meaning set forth in
Section 4.01(h) of the Purchase Agreement.

               "2000 Audited Financials" shall have the meaning set forth in
Section 4.01(h) of the Purchase Agreement.

               "Accession Agreement" shall mean an Accession Agreement substantially in the form of Exhibit A to the Collateral Agent Agreement.

               "Accounts" shall mean the Agent's Account, the Lockbox Accounts, the Deposit Accounts, and the Reserve Account, collectively.

               "Accrued Monthly Yield" shall mean, as of any date of determination within a Settlement Period, the sum of the Daily Yields for each day from and including the first day of the Settlement Period through and including such date.

               "Accrued Purchaser Group Commitment Fee" shall mean, as of any date of determination within a Settlement Period, the sum of the Purchaser Group Commitment Fees calculated for each day from and including the first day of the Settlement Period through and including such date.

               "Accrued Servicing Fee" shall mean, as of any date of determination within a Settlement Period, the sum of the Servicing Fees calculated for each day from and including the first day of the Settlement Period through and including such date.

               "Additional Amounts" shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Purchase Agreement.

               "Additional Costs" shall have the meaning assigned to it in
Section 2.09(b) of the Purchase Agreement.

               "Administrative Agent" shall have the meaning set forth in the Preamble of the Purchase Agreement.

               "Administrative Services Agreement" shall mean that certain Administrative Services Agreement dated as of March 7, 2000, between Redwood and the Operating Agent.

               "Adverse Claim" shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale and Contribution Agreement, or the Purchase Agreement, or any Lien created under the Collateral Agent Agreement or the other Program Documents.

                                                   ABDC/Blue Hill II A&R Annex X

               "Affected Party" shall mean each of the following Persons: the Purchasers, the Liquidity Agents, the Liquidity Lenders, the Administrative Agent, the Purchaser Agents, each other Program Support Provider and each Affiliate of the foregoing Persons.

               "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person,
(b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

               "Agent's Account" shall mean that certain segregated deposit account established by the Administrative Agent in accordance with the requirements set forth in Section 6.01(c) of the Purchase Agreement.

               "Agreement" shall mean (a) as used in the Purchase Agreement, the Purchase Agreement, and (b) as used in the Sale and Contribution Agreement, the Sale and Contribution Agreement.

               "Aggregate Capital Investment" shall mean, as of any date of determination, an amount equal to the sum of all Capital Investments for each Purchaser.

               "Aggregate Capital Investment Available" shall mean, as of any date of determination, the amount, if any, by which Availability exceeds Aggregate Capital Investment, in each case as of the end of the immediately preceding day.

               "Amended and Restated Agreement" shall have the meaning assigned to it in the recitals to the Purchase Agreement.

               "AmerisourceBergen Drug" shall mean AmerisourceBergen Drug Corporation (f/k/a AmeriSource Corporation), a Delaware corporation, as successor by merger to Bergen Brunswig.

               "Appendices" shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

               "Applicable Financials" shall mean (a) if the Closing Date is before, or less than 10 days after, the release of the 2000 Audited Financials, the 1999 Audited Financials, or (b) if the Closing Date is 10 days or more after the release of the 2000 Audited Financials, the 2000 Audited Financials.

               "Applicable Purchaser" shall mean (a) with respect to Redwood's Purchaser Group (i) prior to the occurrence of a GE Capital Funding Event, the Conduit Purchaser, and (ii) on and after the occurrence of a GE Capital Funding Event, the Committed Purchaser, and (b) with respect to each other Purchaser Group, the Purchaser who has made (or will make) the Purchase in question.

                                                   ABDC/Blue Hill II A&R Annex X

               "ARFC" shall mean AmeriSource Receivables Financial Corporation, a Delaware corporation.

               "ARFC Designated Distribution Center" shall mean any distribution center of the Originator identified from time to time on the Designated Receivables Schedule as an "ARFC Designated Distribution Center".

               "ARFC Designated Receivables" shall mean, collectively (but without duplication), (a) all Receivables that are generated by the Originator at any of the ARFC Designated Distribution Centers and (b) all Receivables that are acquired by the Originator pursuant to the ASC Affiliate Purchase Agreement. From and after a Distribution Center Consolidation, "ARFC Designated Receivables" shall exclude all Receivables that become BH2 Designated Receivables pursuant to such Distribution Center Consolidation.

               "ARFC/JPMorgan Chase Purchase Agreement" shall mean that certain Receivables Purchase Agreement, dated as of May 14, 1999, among ARFC as seller, AmerisourceBergen Drug (f/k/a AmeriSource Corporation) as servicer, Amerisource Health Corporation as guarantor, DFC as buyer and JPMorgan Chase as administrative agent, as amended by that certain First Amendment dated as of May 12, 2000, that certain Second Amendment dated as of May 26, 2000, that certain Third Amendment dated as of October 17, 2000, that certain Fourth Amendment dated as of August 29, 2001, that certain Fifth Amendment dated as of November 7, 2001, that certain Sixth Amendment dated as of November 30, 2001, that certain Seventh Amendment dated as of February 7, 2002, that certain Eighth Amendment dated as of August 8, 2002, that certain Ninth Amendment dated as of the Third Amendment Effective Date, that certain Tenth Amendment dated as of December 2, 2002, and as may be further amended from time to time in accordance with the Third Amendment Intercreditor Agreement.

               "ASC Affiliate Purchase Agreement" shall mean the Purchase Agreement, dated as of May 26, 2000, among each of the sellers party thereto from time to time and the Originator, as buyer, as amended by that certain First Amendment, dated as of October 1, 2002 and as may be further amended from time to time in accordance with the Third Amendment Intercreditor Agreement.

               "ASC/ARFC Purchase Agreement" shall mean that certain Purchase Agreement, dated as of May 14, 1999, between AmerisourceBergen Drug (f/k/a AmeriSource Corporation) as originator and ARFC as seller, as amended by that certain First Amendment to Purchase Agreement dated as of May 26, 2000, that certain Second Amendment to Purchase Agreement dated as of October 1, 2002, that certain Third Amendment to Purchase Agreement, dated as of December 2, 2002, and as may be further amended from time to time in accordance with the Third Amendment Intercreditor Agreement.

               "Assignment Agreement" shall mean an agreement substantially in the form set forth in Exhibit 14.02(b) to the Purchase Agreement.

               "Authorized Officer" shall mean, with respect to any corporation, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer,

                                                   ABDC/Blue Hill II A&R Annex X
any Assistant Secretary, any Assistant Treasurer and other officers of such corporation, so long as each such officer is specifically authorized in resolutions of the Board of Directors of such corporation to sign agreements, instruments or other documents on behalf of such corporation in connection with the transactions contemplated by the Sale and Contribution Agreement, the Purchase Agreement and the other Related Documents.

               "Availability" shall mean, as of any date of determination, the amount equal to the lesser of (a) (i) the Investment Base multiplied by the Purchase Discount Rate, minus (ii) the Discount Reserve and (b) the Maximum Purchase Limit.

               "Available Funds" shall mean monies then held by or on behalf of Buyer, solely to the extent that such monies do not constitute Collections that are required to be identified or are deemed to be held by the Servicer pursuant to the Purchase Agreement for the benefit of, or required to be distributed to, the Administrative Agent or the Purchasers pursuant to the Purchase Agreement or required to be paid to the Servicer as the Servicing Fee, or otherwise necessary to pay current expenses of Buyer (in its reasonable discretion).

               "Available LOC Percentage" shall mean twenty percent (20.0%); provided, that following the occurrence or during the continuation of a Termination Event, the Available LOC Percentage may be changed at any time (a) by the Administrative Agent in the Administrative Agent's sole discretion, exercised in good faith, and (b) in the case of an increase only, upon consent of the Purchasers and satisfaction of the Rating Agency Condition with respect thereto.

               "Bankruptcy Code" shall mean the provisions of title 11 of the United States Code, 11 U.S.C. (S)(S) 101 et seq.

               "Bergen Brunswig" shall mean Bergen Brunswig Drug Company, a California corporation.

               "Bergen Entity" shall mean the Parent, AmerisourceBergen Services Corporation, a Delaware corporation (successor by merger to Bergen Brunswig Corporation, a New Jersey corporation), and the Originator.

               "BH2 Designated Distribution Center" shall mean any distribution center of the Originator identified from time to time on the Designated Receivables Schedule as a "BH2 Designated Distribution Center".

               "BH2 Designated Receivables" shall mean all Receivables owned by the Originator that are generated by the Originator at any of the BH2 Designated Distribution Centers. From and after a Distribution Center Consolidation, "BH2 Designated Receivables" shall exclude all Receivables that become ARFC Designated Receivables pursuant to such Distribution Center Consolidation.

               "BHI" shall mean Blue Hill II, Inc., a Delaware corporation.

               "Billed Amount" shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

                                                   ABDC/Blue Hill II A&R Annex X

               "Billing Date" shall mean, (a) with respect to any Receivable for which a statement is issued, the original statement date with respect to such Receivable, and (b) with respect to any Receivable for which no statement is issued, the invoice date with respect to such Receivable.

               "Breakage Costs" shall have the meaning assigned to it in Section
2.10 of the Purchase Agreement.

               "Bringdown Certificate" shall mean an Officer's Certificate substantially in the form of Exhibit 3.01(a)(ii) to the Purchase Agreement.

               "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

               "Buyer" shall mean BHI in its capacity as purchaser under the Sale and Contribution Agreement.

               "Buyer Indemnified Party" shall have the meaning assigned to it in Section 7.1 of the Sale and Contribution Agreement.

               "Capital Investment" shall mean, with respect to any Purchaser, as of any date of determination, the amount equal to (a) the aggregate deposits made by such Purchaser to the Seller Account and the Agent's Account pursuant to
Section 2.04(b) of the Purchase Agreement on or before such date, minus (b) the aggregate amounts disbursed to such Purchaser in reduction of such Purchaser's Capital Investment pursuant to Sections 6.02, 6.03, 6.04, 6.05 or 6.06 of the Purchase Agreement on or before such date; provided, that the Capital Investment of any Purchaser shall be restored and reinstated in the amount of any reduction if at any time the amounts disbursed in reduction are rescinded or must otherwise be returned for any reason; provided, further, that references to the Capital Investment of any Purchaser who is Redwood or GE Capital shall mean an amount equal to (x) the aggregate deposits made by such Purchaser to the Seller Account and Agent's Account pursuant to Section 2.04(b) of the Purchase Agreement on or before such date, plus (y) in the case of the Committed Purchaser only, any amounts advanced by the Committed Purchaser to the Conduit Purchaser under the LAPA in respect of Capital Investment when purchasing the Conduit Purchaser's Purchaser Interests minus (z) the aggregate amounts disbursed to such Purchaser in reduction of such Purchaser's Capital Investment pursuant to Sections 6.02, 6.03, 6.04, 6.05 or 6.06 of the Purchase Agreement on or before such date.

               "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

               "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

                                                   ABDC/Blue Hill II A&R Annex X

               "Capital Purchase" shall have the meaning assigned to it in
Section 2.01(c) of the Purchase Agreement.

               "Capital Purchase Request" shall have the meaning assigned to it in Section 2.03(b) of the Purchase Agreement.

               "Cash Management Date" shall mean the date on which the Administrative Agent has taken dominion and control over the Lockbox Accounts pursuant to Section 6.01(a)(i).

               "Cash Management Event" shall mean any of the following events:

               (a) the Servicer shall fail or neglect to perform, keep or observe any material provision of this Agreement or the other Related Documents (whether in its capacity as the Originator or the Servicer) and the same shall remain unremedied for two (2) Business Days or more after written notice thereof shall have been given by the Purchasers, the Purchaser Agents or the Administrative Agent to the Servicer;

               (b) any representation or warranty of the Servicer herein or in any other Related Document or in any written statement, report, financial statement or certificate made or delivered by the Servicer to the Purchasers, the Purchaser Agents or the Administrative Agent hereto or thereto is untrue or incorrect in any material adverse respect as of the date when made or deemed made; provided that a breach of any representation, warranty or covenant related to the Receivables shall not be deemed a breach to the extent such Receivable has been deemed collected or adjusted in accordance with Section 3.2 of the Sale and Contribution Agreement within two Business Days after the delivery of an Investment Report evidencing such breach;

               (c) a case or proceeding shall have been commenced against the Servicer seeking a decree or order in respect of any such Person (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person;

               (d) the Servicer shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person's assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing;

               (e) (i) an "Event of Default" shall occur under the Credit Facility or a "Termination Event" or "Servicing Default" shall occur under the ARFC/JPMorgan Chase Purchase Agreement, or (ii) a default or breach shall occur under any other agreement, document or instrument to which any Bergen Entity, the Seller or the Servicer is a party or by which any such Person or its property is bound that is not cured within any applicable grace period therefor, and such default or breach (A) involves the failure to make any payment when due in respect of any Debt (other than the Seller Secured Obligations) of any such Person which, except with

                                                   ABDC/Blue Hill II A&R Annex X
respect to the Seller, is in excess of a principal amount of $25,000,000 in the aggregate, or (B) causes or permits any holder of such Debt or a trustee or agent to cause, Debt or a portion thereof which, except with respect to the Seller, is in excess of a principal amount of $25,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment;

               (f) a Termination Event has occurred and is continuing; or

               (g) the Parent's long-term unsecured unsubordinated indebtedness is rated less than BB- by S&P (or such rating is withdrawn or suspended) or less than Ba3 by Moody's (or such rating is withdrawn or suspended).

               "Chattel Paper Agreement" shall mean a Chattel Paper Agreement executed by the Originator substantially in the form attached as Exhibit D to the Purchase Agreement.

               "Chattel Paper Report" shall have the meaning set forth in Annex 5.02(a).

               "Closing Date" shall mean December 20, 2000.

               "Collateral Agent" shall mean GE Capital, in its capacity as collateral agent for Redwood and the Redwood Secured Parties pursuant to the Collateral Agent Agreement.

               "Collateral Agent Agreement" shall mean that certain Third Amended and Restated Collateral Agent and Security Agreement dated as of March 7, 2000, among Redwood, the Depositary and GE Capital, in its capacities as (a) the Collateral Agent, (b) the Operating Agent, (c) the Liquidity Agent and (d) the Letter of Credit Agent.

               "Collections" shall mean, with respect to any Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible).

               "Commercial Paper" shall mean those certain short-term promissory notes issued by a Purchaser from time to time in the United States of America commercial paper market.

               "Commitment" shall mean, with respect to each Committed Purchaser, the maximum amount which such Purchaser is obligated to pay under the Purchase Agreement on account of all Purchases, as set forth below its signature to the Purchase Agreement or below its signature to its Assignment Agreement or its RPSA Supplement Agreement, as the case may be, as such amount may be modified in connection with a subsequent assignment pursuant to Section 14.02 of the Purchase Agreement or in connection with a reduction in the Maximum Purchase Limit pursuant to Section 2.02 of the Purchase Agreement.

               "Commitment Percentage" shall mean, with respect to each Committed Purchaser within a particular Purchaser Group, such Committed Purchaser's Commitment divided by the Group Commitment of such Purchaser Group.

               "Commitment Reduction Notice" shall have the meaning assigned to it in Section 2.02(a) of the Purchase Agreement.

                                                   ABDC/Blue Hill II A&R Annex X

               "Commitment Termination Notice" shall have the meaning assigned to it in Section 2.02(c) of the Purchase Agreement.

               "Committed Purchaser" shall mean each Person identified as a committed purchaser on the signature pages to the Purchase Agreement or on the signature pages to any Assignment Agreement or any RPSA Supplement Agreement, as the case may be, and each such Person's permitted successors and assigns.

               "Committed Purchaser Daily Yield" shall mean (a) with respect to the Committed Purchaser who is GE Capital, the GE Capital Daily Yield, and (b) with respect to each other Committed Purchaser, (i) the Committed Purchaser Daily Yield Rate for such day multiplied by (ii) such Committed Purchaser's Capital Investment outstanding on such day.

               "Committed Purchaser Daily Yield Rate" shall mean, for any day during a Settlement Period, (a) with respect to the Committed Purchaser who is GE Capital, the GE Capital Daily Yield Rate, and (b) with respect to each other Committed Purchaser, the rate set forth as the Committed Purchaser Daily Yield Rate in Schedule I of such Committed Purchaser's Assignment Agreement or RPSA Supplement Agreement, as the case may be.

               "Committed Purchaser Expiry Date" shall mean (a) with respect to the Committed Purchaser who is GE Capital, the fifth anniversary of the Closing Date and (b) with respect to each other Committed Purchaser, the date set forth as the "Committed Purchaser Expiry Date" on Schedule I to such Committed Purchaser's RPSA Supplement or Assignment Agreement, as the case may be, as such date may be extended in accordance with Section 2.13(a) of the Purchase Agreement from time to time.

               "Concentration Discount Amount" shall mean, with respect to any Obligor, and as of any date of determination after giving effect to all Eligible Receivables to be transferred on such date, (a) the amount by which the Outstanding Balance of Eligible Receivables owing by such Obligor exceeds the larger of (i) the percentage of the Outstanding Balance of Eligible Receivable set forth in the table below based upon the short-term unsecured debt rating (or, in the absence of such rating, the equivalent long-term unsecured senior debt rating) assigned to them at such time by S&P and Moody's (and, if such Obligor is rated by both agencies and has a split rating (except for an A-1+/P-1 rating), the applicable rating will be the lower of the two) and (ii) the Special Limit, if any, applicable to such Obligor, multiplied by (b) the Outstanding Balance of all Eligible Receivables on such date.

------------------------------------------------------------------------------------------------------------
S&P RATING                     MOODY'S RATING                         ALLOWABLE % OF ELIGIBLE RECEIVABLES
------------------------------------------------------------------------------------------------------------
A-1+                           P-1                                    10.0%
------------------------------------------------------------------------------------------------------------
A-1                            P-1                                     8.0%
------------------------------------------------------------------------------------------------------------
A-2                            P-2                                     6.0%
------------------------------------------------------------------------------------------------------------
A-3                            P-3                                     3.0%
------------------------------------------------------------------------------------------------------------

                                                   ABDC/Blue Hill II A&R Annex X

----------------------------------------------------------------------------------------------------------------------
Below A-3 or Not Rated by either S&P    Below P-3 or Not Rated by either S&P    3.0%
or Moody's                              or Moody's
----------------------------------------------------------------------------------------------------------------------

               If the Special Limit for National Rx is revoked as indicated in subsection (i)(A) of the definition of "Special Limit", the Concentration Discount Amount for National Rx will be based on the Merck short-term unsecured senior debt ratings and the associated Concentration Limits in the table appearing above. If the Special Limit for National Rx is revoked as indicated in subsection (i)(B) of the definition of "Special Limit", the Concentration Discount Amount for National Rx will be based on the short-term unsecured senior debt ratings of National Rx and the associated Concentration Limits in the table appearing above. If the Special Limit for any other Obligor is revoked at any time, such Obligor's Concentration Discount Amount will be based on its short-term unsecured senior debt rating per the table above.

               "Conduit Purchaser" shall mean each Person identified as a conduit purchaser on the signature pages to the Purchase Agreement or on the signature pages to any Assignment Agreement or any RPSA Supplement Agreement, as the case may be, and each such Person's permitted successors and assigns.

               "Conduit Purchaser Daily Yield" shall mean (a) with respect to the Conduit Purchaser who is Redwood, the Redwood Daily Yield, and (b) with respect to each other Conduit Purchaser, (i) the Conduit Purchaser Yield Rate for such day multiplied by (ii) the Conduit Purchaser's Capital Investment outstanding on such day.

               "Conduit Purchaser Daily Yield Rate" shall mean, for any day during a Settlement Period, (a) with respect to the Conduit Purchaser who is Redwood, the Redwood Daily Yield Rate, and (b) with respect to each other Conduit Purchaser, the rate set forth as the Conduit Purchaser Daily Yield Rate in Schedule I of such Conduit Purchaser's Assignment Agreement or RPSA Supplement Agreement, as the case may be.

               "Consolidated Subsidiary" means, at any date, for any Person, any Subsidiary or other entity the accounts of which would be consolidated under GAAP with those of such Person in its consolidated financial statements as of such date.

               "Contract" shall mean any agreement (including any invoice or billing statement) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

               "Contributed Receivables" shall have the meaning assigned to it in Section 2.2 of the Sale and Contribution Agreement.

               "CP Holder" shall mean any Person that holds record or beneficial ownership of Commercial Paper.

               "Credit and Collection Policies" shall mean the credit, collection, customer relations and service policies of the Originator, as such policies relate to the Transferred Receivables, in effect on the Closing Date, attached to the Purchase Agreement as Exhibit A, as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Purchase Agreement.

                                                   ABDC/Blue Hill II A&R Annex X

               "Credit Facility" shall mean (a) that certain Credit Agreement dated as of August 29, 2001, among the Parent, as borrower, the lenders party thereto, The Chase Manhattan Bank as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC as joint lead arrangers and joint bookrunners, Bank of America, N.A. and Credit Suisse First Boston as syndication agents and First Union National Bank and The Bank of Nova Scotia as documentation agents, and the other loan documents executed in connection therewith together with such further amendments, restatements, supplements or modifications thereto as may be effected from time to time and (b) any refinancings, replacements or refundings thereof so long as either (i) the collateral granted as security thereunder similarly excludes Receivables, Originator Collateral, Seller Collateral and the Proceeds thereof and excludes the Stock of, and Indebtedness issued by, the Seller, or (ii) the agent on behalf of such replacement lenders enters into an intercreditor agreement with the Administrative Agent, the Seller and the Originator on terms and provisions no less favorable to the Administrative Agent and the Purchasers than the Intercreditor Agreement and such intercreditor agreement shall be in effect with respect to such replacement Credit Facility.

               "Daily Default Margin" shall mean, for any day on which a Termination Event has occurred and is continuing, two percent (2.0%) divided by 360.

               "Daily Margin" shall mean, for any day, the Per Annum Daily Margin on such day divided by 360.

               "Daily Yield" shall mean, for any day, the sum of (a) Conduit Purchaser Daily Yields for such day and (b) the Committed Purchaser Daily Yields for such day.

               "Daily Yield Rate" shall mean the Conduit Purchaser Daily Yield Rate or the Committed Purchaser Daily Yield Rate, as the case may be.

               "Dated Balances Not Due Reserve" shall mean an amount equal to
(a) the aggregate Outstanding Balance of each Transferred Receivable other than the NCS Healthcare Receivables for which the stated term is required to be greater than 30 days after the Billing Date of such Receivable pursuant to the terms of an agreement between the Originator and a supplier to the Originator or the terms of a special situation promotion for certain Obligors, less (b) with respect to any day, the aggregate Outstanding Balance of the Transferred Receivables described in clause (a) where such Transferred Receivables are due no more than 30 days after such date.

               "Dealer" shall mean any dealer party to a Dealer Agreement.

               "Dealer Agreement" shall mean any dealer agreement entered into by Redwood for the distribution of Commercial Paper.

               "Debt" of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred 90 days or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments,
(d) all indebtedness created or arising under any

                                                   ABDC/Blue Hill II A&R Annex X
conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all liabilities of such Person under Title IV of ERISA, (i) all Guaranteed Indebtedness of such Person, (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (k) the Seller Secured Obligations, and (l) the "Obligations" as such term is defined in the Credit Facility.

               "Defaulted Receivable" shall mean any Transferred Receivable other than an NCS HealthCare Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than 60 days after its Maturity Date or 90 days from its Billing Date, (b) with respect to which the Obligor thereunder has taken any action, or suffered any event to occur, of the type described in Sections 9.01(c) or 9.01(d) of the Purchase Agreement, or (c) that otherwise is determined to be uncollectible and is written off in accordance with the Credit and Collection Policies.

               "Default Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

               (a) (i) the average of the respective Outstanding Balances of all Transferred Receivables with respect to which any payment, or part thereof, remained unpaid for more than 60 days from their respective Maturity Dates as of the last day of the three Settlement Periods immediately preceding such date, plus (ii) without duplication, the aggregate Outstanding Balance of Transferred Receivables that were written off as uncollectible during such three Settlement Periods to

               (b) the average of the respective Outstanding Balances of all Transferred Receivables as of the last day of the three Settlement Periods immediately preceding such date;

provided, that the Outstanding Balance of all Transferred Receivables that are NCS HealthCare Receivables shall be excluded from the above calculation.

               "Delinquency Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

               (a) the average of the respective Outstanding Balances of all Transferred Receivables with respect to which any payment, or part thereof, remained unpaid for more than

                                                   ABDC/Blue Hill II A&R Annex X

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

30 but less than 61 days from their respective Maturity Dates as of the last day of the three Settlement Periods immediately preceding such date to

               (b) the average of the Outstanding Balances of all Transferred Receivables as of the last day of the three Settlement Periods immediately preceding such date;

provided, that the Outstanding Balance of all Transferred Receivables that are NCS HealthCare Receivables shall be excluded from the above calculation.

               "Deposit Account" shall mean each account maintained by the Servicer at a Deposit Bank for the purpose of receiving or concentrating Collections with respect to the Transferred Receivables, which account shall be maintained in the name of the Seller.

               "Deposit Account Agreement" shall mean a letter agreement substantially in the form of Exhibit B-2 to the Purchase Agreement (or otherwise acceptable to the Administrative Agent) from the Seller and the Servicer to each Deposit Bank, acknowledged and accepted by such Deposit Bank and the Administrative Agent.

               "Deposit Bank" shall mean each bank listed as such on Exhibit F to the Purchase Agreement, and any other bank added as a "Deposit Bank" in accordance with Section 6.01(b) of the Purchase Agreement.

               "Depositary" shall mean Bankers Trust Company, or any other Person designated as the successor Depositary pursuant to and in accordance with the terms of the Depositary Agreement, in its capacity as issuing and paying agent or trustee in connection with the issuance of Commercial Paper.

               "Depositary Agreement" shall mean that certain Depositary Agreement dated March 15, 1994, by and between Redwood and the Depositary and consented to by the Liquidity Agent.

               "Designated Financial Officer" means the chief financial officer of BHI or the other relevant Bergen Entity, as applicable.

               "Designated Receivables Schedule" means Schedule 5.2(p) to the Sale and Contribution Agreement, as such Schedule 5.2(p) may be amended from time to time pursuant to and in connection with a Distribution Center Consolidation permitted under Section 8.13 of the Sale and Contribution Agreement.

               "DFC" shall mean Delaware Funding Corporation, a Delaware corporation.

               "Dilution Factors" shall mean, with respect to any Transferred Receivable, any net credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (whether express or implied), warehouse and other allowances, disputes, setoffs, chargebacks, defective returns, other returned or repossessed goods, inventory transfers, allowances for early

                                                   ABDC/Blue Hill II A&R Annex X
payments and other similar allowances that are reflected on the books of the Originator and made or coordinated with the usual practices of the Originator; provided, that any allowances or adjustments in accordance with the Credit and Collection Policies made on account of the insolvency of the Obligor thereunder or such Obligor's inability to pay shall not constitute a Dilution Factor.

               "Dilution Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

               (a) the aggregate Dilution Factors during the first Settlement Period immediately preceding such date to

               (b) the aggregate Billed Amount of all Transferred Receivables originated during the first Settlement Period immediately preceding such date;

provided, that Dilution Factors relating to, and the Billed Amount of, all NCS HealthCare Receivables shall be excluded from the above calculation.

               "Dilution Reserve Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

               [(ADR x 2.00) + [(HDR - ADR) x HDR]] x DILHOR
                                              ---     ------
                                              ADR      NRPB

               where:

               ADR = the average of the respective Dilution Ratios as of the last day of the 12 Settlement Periods immediately preceding such date.

               HDR = the highest Dilution Ratio during the 12 Settlement Periods immediately preceding such date.

               DILHOR = the aggregate Billed Amount of Eligible Receivables originated during the Settlement Period immediately preceding such date:

               NRPB = the Outstanding Balance of Eligible Receivables as of the last day of the first Settlement Period immediately preceding such date.

Notwithstanding the foregoing, the Dilution Reserve Ratio may be changed at any time by the Administrative Agent, (a) in the Administrative Agent's reasonable credit judgment, provided that so long as a Termination Event has not occurred nor is continuing, the Administrative Agent may change the formulas for or methods of calculation of the Dilution Reserve Ratio only to the extent that such change together with any other Discretionary Changes then in effect would not result in making Availability hereunder less than the Minimum Availability Requirement, and (b) in the case of a decrease only, upon consent of the Requisite Purchasers and satisfaction of the Rating Agency Condition with respect thereto.

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

               "Discount Reserve" means, at any time, the product of (a) 1.5,
(b) the Prime Rate plus 2.00%, (c) Aggregate Capital Investment and (d) a fraction, the numerator of which is the higher of (i) 30 and (ii) the most recently reported Receivables Collection Turnover multiplied by 2, and the denominator of which is 360.

               "Discretionary Changes" shall mean, at any time, any and all changes made by the Administrative Agent to the formulas for or methods of calculation of Dilution Reserve Ratio, the Loss Ratio, and any other Reserves, in each case, which are in effect at such time.

               "Distribution Center" shall mean any BH2 Designated Distribution Center and any ARFC Designated Distribution Center.

               "Distribution Center Consolidation" shall mean any consolidation of a BH2 Designated Distribution Center into an ARFC Designated Distribution Center and any consolidation of an ARFC Designated Distribution Center into a BH2 Designated Distribution Center, in each case, pursuant to, and in accordance with, Section 8.13 of the Sale and Contribution Agreement.

               "Dollars" or "$" shall mean lawful currency of the United States of America.

               "Dynamic Purchase Discount Rate" shall mean, as of any date of determination, the rate equal to (a) 100% minus (b) the sum of (i) the Loss Reserve Ratio plus (ii) the Dilution Reserve Ratio, plus (c) the Available LOC Percentage.

               "Election Notice" shall have the meaning assigned to it in
Section 2.1 of the Sale and Contribution Agreement.

               "Eligible Receivable" shall mean, as of any date of determination, a Transferred Receivable:

               (a) that is not a liability of an Excluded Obligor;

               (b) that is not a liability of an Obligor (i) organized under the laws of any jurisdiction outside of the United States of America or (ii) having its principal place of business outside of the United States of America;

               (c) that is only denominated and payable in Dollars in the United States of America;

               (d) that is not and will not be subject to any right of rescission, set-off, recoupment, counterclaim or defense, whether arising out of transactions concerning the Contract therefor or otherwise (except to the extent that (i) the Eligible Receivable exceeds such offset claim, (ii) a No-Offset Agreement has been executed, or (iii) the Administrative Agent in its reasonable credit judgment determines that appropriate reserves have been established therefor);

               (e) that is not a Defaulted Receivable or an Unapproved
Receivable;

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

               (f) that does not represent "billed but not yet shipped" goods or merchandise, unperformed services, consigned goods or "sale or return" goods and does not arise from a transaction for which any additional performance by the Originator, or acceptance by or other act of the Obligor thereunder, remains to be performed as a condition to any payments on such Receivable;

               (g) as to which the representations and warranties of Sections 5.2(a) and (h)(i)-(iv) of the Sale and Contribution Agreement are true and correct in all respects as of the Transfer Date therefor;

               (h) that is not the liability of an Obligor that is a supplier or vendor (or affiliate thereof) of any Bergen Entity (except to the extent that (i) the Eligible Receivable exceeds any offset claim of such supplier or vendor or affiliate thereof, (ii) a No-Offset Agreement has been executed, or (iii) the Administrative Agent in its reasonable credit judgment determines that appropriate reserves have been established therefor);

               (i) that is a true and correct statement of a bona fide indebtedness incurred in the amount of the Billed Amount of such Receivable for merchandise sold to or services rendered and accepted by the Obligor thereunder;

               (j) that was originated in accordance with and satisfies all applicable requirements of the Credit and Collection Policies;

               (k) that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

               (l) that is entitled to be paid pursuant to the terms of the Contract therefor, and except as permitted by the Credit and Collection Policy, has not been paid in full or been compromised, adjusted, extended, satisfied, subordinated, rescinded or modified, and is not subject to compromise, adjustment, extension, satisfaction, subordination, rescission, or modification by the Originator (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policy);

               (m) with respect to which the Originator thereof has submitted all necessary documentation for payment to the Obligor thereunder and the Originator has fulfilled all of its other obligations in respect thereof;

               (n) that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation that could have a material adverse effect on the collectibility, value or payment terms of such Receivable;

               (o) with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv)

                                                   ABDC/Blue Hill II A&R Annex X
seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Receivable or such Contract;

               (p) with respect to which the Obligor thereunder is not: (i) bankrupt or insolvent, (ii) unable to make payment of its obligations when due,
(iii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iv) the subject of a comparable receivership or insolvency proceeding;

               (q) (i) that is an "account" or "chattel paper" within the meaning of the UCC of the jurisdictions in which the chief executive office of each of Originator and the Seller is located, and the jurisdictions under which they are organized, and, if such Transferred Receivable is "chattel paper", (A) the Seller has complied with Section 5.01(d) of the Purchase Agreement, (B) the Originator has complied with Section 6.1(f)(ii)(B) of the Sale and Contribution Agreement, (C) the Seller or Servicer has delivered a Chattel Paper Report to the Administrative Agent with respect to such Transferred Receivable, and (D) such chattel paper is not subject to any prohibition on assignment which is effective under applicable law unless such prohibition has been waived in writing by the related Obligor or the related Obligor has delivered a written consent permitting assignment under the Sale and Contribution Agreement and the Purchase Agreement, which waiver or consent is enforceable in accordance with its terms, and (ii) is not represented by a note or an instrument;

               (r) with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

               (s) that is created through the provision of merchandise, goods or services (i) by the Originator in the ordinary course of its business in a current transaction or (ii) by another Person from whom the Originator acquired such Receivables where those Receivables have been approved in writing by the Administrative Agent;

               (t) that is not subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of the Purchaser;

               (u) that is due and payable within 30 days of the Billing Date;

               (v) the Billing Date for which (i) with respect to Obligors on a bi-monthly billing cycle, is no later than fifteen (15) calendar days after the invoice date, and (ii) with respect to Obligors on a monthly billing cycle, is no later than the last day of the same calendar month in which the invoice date occurs;

               (w) that is not a NCS HealthCare Receivable; and

               (x) that is not the liability of a state Governmental Authority where the Administrative Agent has reasonably determined that the laws of such state prohibit, limit or restrict the assignment or collection of such state Governmental Authority's Receivables unless the Originator assigns to the Seller, and the Seller assigns to the Administrative Agent on behalf

                                                   ABDC/Blue Hill II A&R Annex X
of the Purchasers, rights to payment of such Receivable pursuant to and in accordance with applicable state law.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

               "ERISA Affiliate" shall mean, with respect to the Originator, any trade or business (whether or not incorporated) that, together with the Originator, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

               "Event of Servicer Termination" shall have the meaning assigned to it in Section 9.02 of the Purchase Agreement.

               "Excluded Obligor" shall mean any Obligor (a) that is an Affiliate or employee of the Originator or the Seller, (b) that is a federal or national Governmental Authority, (c) with respect to which 50% or more of the aggregate Outstanding Balance of all Transferred Receivables owing by such Obligor are Defaulted Receivables, or (d) with a Special Limit, of which more than 25% of the aggregate outstanding balance of all Transferred Receivables of such Obligor are Defaulted Receivables.

               "Excluded Taxes" shall mean and includes any of the following
Taxes: (a) any Taxes imposed by any jurisdiction in which a Person is organized, does business or maintains a permanent establishment solely by virtue of such organization, business or maintenance of a permanent establishment, (b) any Taxes on, or measured by, the overall net income of a Person; (c) any Taxes that would not be imposed if a Person were a "United States person" as defined in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and (d) any withholding taxes, to the extent that the relevant Person is eligible to claim a reduction in or exclusion from such withholding taxes under applicable statute or tax treaties in effect at the time such withholding taxes are imposed.

               "Existing Securitization Facility" shall mean that certain Amended and Restated Receivables Sale Agreement, dated as of February 29, 2000, among BHI, Bergen Brunswig, Wachovia Bank, N.A., the Related Bank Purchasers (as defined therein) party thereto and the Conduit Purchasers (as defined therein) party thereto as in existence on the Closing Date.

               "Extended Term Reserve" shall mean the an amount equal to (a) the aggregate Outstanding Balance of each Transferred Receivable other than the NCS HealthCare Receivables for which the stated term is greater than 30 days after the Billing Date of such Receivable less (b) the Dated Balances Not Due Reserve.

               "Facility Termination Date" shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Purchase Agreement, (b) 60 days prior to the Final Purchase Date (c) two (2) Business Days prior to the date of termination of the Maximum Purchase Limit specified in a notice from the Seller to the Purchaser delivered pursuant to and in accordance with Section 2.02(c) certifying that the Seller intends to effectuate a replacement securitization facility on such date of termination, (d) 30 days prior to the date of termination of the Maximum Purchase Limit specified in a notice from the Seller to the Purchaser delivered pursuant to and in accordance with Section 2.02(c) of the Purchase Agreement (other than a notice specified in

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

clause (c) hereof), and (e) two (2) Business Days prior to the occurrence of a Committed Purchaser Expiry Date, provided that no Facility Termination Date shall occur if such Committed Purchaser Expiry Date has occurred as a result of a Committed Purchaser's failure to extend such Committed Purchaser's Committed Purchaser Expiry Date pursuant to Section 2.13 of the Purchase Agreement and such Committed Purchaser either has been (i) replaced in accordance with Sections 2.13(c) and 14.02(b) of the Purchase Agreement or (ii) repaid in full in accordance with Section 2.13(b) of the Purchase Agreement.

               "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

               "Final Purchase Date" shall mean the fifth anniversary of the Closing Date.

               "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Section 2(a) of this Annex X.

               "GE Capital" shall mean General Electric Capital Corporation, a Delaware corporation, and its permitted successors and assigns.

               "GE Capital Daily Yield" shall mean, with respect to the Committed Purchaser who is GE Capital, for any day, the product of (a) the sum of (i) GE Capital Daily Yield Rate for such day, plus (ii) the Daily Margin on such day, plus, (iii) if a Termination Event has occurred and is continuing, the Daily Default Margin, multiplied by (b) such Committed Purchaser's Capital Investment outstanding on such day.

               "GE Capital Daily Yield Rate" shall mean, for any day during a Settlement Period, (a) the weighted average GE Capital Yield Rates applicable to such Committed Purchaser's Capital Investment on such day, weighted by such Committed Purchaser's outstanding Capital Investment, divided by (b) 360.

               "GE Capital Funding Event" shall mean the occurrence of a Redwood Termination Date, but only if both (i) no Termination Event has occurred and is continuing, and (ii) the Committed Purchaser Expiry Date has not occurred.

               "GE Capital Yield Rate" shall mean, with respect to any portion of the Capital Investment of the Committed Purchaser who is GE Capital on any day during a Settlement Period, (a) if the LIBOR market is closed, or if such Committed Purchaser's Purchaser Agent determines that it is illegal for the Committed Purchaser to make Purchases accruing interest at as a rate based upon LIBOR, the sum of (i) the highest prime, base or equivalent lending rate of interest announced or published on or most recently before such date by any of the five largest member banks of the New York Clearing House Association, Inc. (with the understanding that such rates may merely serve as a basis upon which effective rates of interest are calculated for loans making reference to such prime, base or equivalent rates and that such rates are not necessarily the lowest or best rates at which such banks calculate interest or extend credit) plus (ii) if a Termination Event has occurred and is continuing, the Daily Default Margin, or (b) the sum of (i) LIBOR plus (ii) 0.50% plus (iii) the applicable "Eurodollar Spread" as defined in the defined term "Applicable Rate" in the Credit Facility from time to time, provided that if such

                                                   ABDC/Blue Hill II A&R Annex X

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

Credit Facility is terminated, the term shall have the same meaning as such term had in the Credit Facility immediately prior to termination.

               "General Trial Balance" shall mean with respect to the Originator and as of any date of determination, the Originator's accounts receivable trial balance with respect to BH2 Designated Receivables (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the BH2 Designated Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance reasonably satisfactory to the Seller and the Administrative Agent.

               "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Group Commitment" shall mean, with respect to any Purchaser Group, the aggregate of all of the Commitments of the Committed Purchasers within such Purchaser Group.

               "Group Investment" shall mean, with respect to any Purchaser Group, the aggregate of all of the Capital Investments of the Purchasers within such Purchaser Group.

               "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

               "Incipient Servicer Termination Event" shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

               "Incipient Termination Event" shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

               "Indemnified Amounts" shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including

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

reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

               "Indemnified Person" shall have the meaning assigned to it in
Section 12.01 (a) of the Purchase Agreement.

               "Indemnified Taxes" shall have the meaning assigned to it in
Section 2.08 (b) of the Purchase Agreement.

               "Intercreditor Agreement" shall mean that certain Intercreditor Agreement substantially in form and substance of the form of Intercreditor Agreement attached as Exhibit C.

               "Investment Base" shall mean, as of any date of determination, the amount equal to the Outstanding Balance of Eligible Receivables minus the Reserves with respect thereto, in each case as disclosed in the most recently submitted Investment Base Certificate or as otherwise determined in good faith by the Purchasers or the Administrative Agent based on reasonable estimates derived from Seller Collateral information available to any of them, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

               "Investment Base Certificate" shall have the meaning assigned to it in Section 2.03(a) of the Purchase Agreement.

               "Investment Company Act" shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. (S)(S) 80a et seq., and any regulations promulgated thereunder.

               "Investment Reports" shall mean the reports with respect to the Transferred Receivables and the Seller Collateral referred to in Annex 5.02(b) to the Purchase Agreement.

               "Investments" shall mean, with respect to any Seller Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

               "IRS" shall mean the Internal Revenue Service.

               "JPMorgan Chase" shall mean JPMorgan Chase Bank (f/k/a Morgan Guaranty Trust Company of New York).

               "LAPA" shall mean that certain Liquidity Loan and Asset Purchase Agreement dated as of December 20, 2000 among Redwood and GE Capital, in its capacities as (a) the administrative agent for the Conduit Purchasers and the Committed Purchasers, (b) the Collateral Agent and Operating Agent for Redwood,
(c) the initial Liquidity Lender, (d) the Liquidity Agent, and (e) a Committed Purchaser, as amended, restated, supplemented or otherwise modified from time to time.

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

               "Letter of Credit" shall mean that certain Irrevocable Letter of Credit No. RRC-3 dated March 7, 2000, issued by the Letter of Credit Providers at the request of Redwood in favor of the Collateral Agent pursuant to the Letter of Credit Agreement.

               "Letter of Credit Agent" shall mean GE Capital, in its capacity as agent for the Letter of Credit Providers under the Letter of Credit Agreement.

               "Letter of Credit Agreement" shall mean that certain Third Amended and Restated Letter of Credit Reimbursement Agreement dated as of March 7, 2000, among Redwood, the Letter of Credit Agent, the Letter of Credit Providers and the Collateral Agent.

               "Letter of Credit Providers" shall mean, initially, GE Capital, in its capacity as issuer of the Letter of Credit under the Letter of Credit Agreement, and thereafter its successors and permitted assigns in such capacity.

               "LIBOR" shall mean, for each Settlement Period, (a) with respect to the Purchaser Group in which Redwood and GE Capital are members, the Redwood LIBOR, and (b) with respect to each other Purchaser Group, the rate set forth as LIBOR in Schedule I of such Purchaser Group's Assignment Agreement or RPSA Supplement Agreement, as the case may be.

               "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

               "Liquidity Agent" shall mean (a) with respect to the Purchaser Group in which Redwood and GE Capital are members, GE Capital, in its capacity as agent for the Liquidity Lenders pursuant to the LAPA, and (b) with respect to each other Purchaser Group, any Person acting as liquidity agent for the various Liquidity Lenders under each Liquidity Agreement.

               "Liquidity Agreement" shall mean (a) with respect to the Purchaser Group in which Redwood and GE Capital are members, the LAPA, and (b) with respect to each other Purchaser Group, any agreement entered into in connection with the Purchase Agreement pursuant to which a Liquidity Lender agrees to make advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser's Purchases under the Purchase Agreement.

               "Liquidity Lenders" shall mean (a) with respect to the Purchaser Group in which Redwood and GE Capital are members, GE Capital and any other provider of Liquidity Loans under the LAPA, and (b) with respect to each other Purchaser Group, any Person providing liquidity support to any Conduit Purchaser in respect of such Conduit Purchaser's Purchases under the Purchase Agreement.

               "Liquidity Loans" shall mean (a) with respect to the Purchaser Group in which Redwood and GE Capital are members, any and all borrowings of Redwood under the LAPA,

                                                   ABDC/Blue Hill II A&R Annex X
and (b) with respect to each other Purchaser Group, any and all borrowings by any Conduit Purchaser under any Liquidity Agreement.

               "Litigation" shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

               "Lockbox" shall have the meaning assigned to it in Section 6.01(a)(ii) of the Purchase Agreement.

               "Lockbox Account" shall mean each lockbox account listed on
Schedule 4.01(q) to the Purchase Agreement established in the name of the Seller held at a Lockbox Bank, as such Schedule 4.01(q) may be amended, supplemented and otherwise modified from time to time to reflect a Distribution Center Consolidation; and any other segregated deposit account established by the Seller for the deposit of Collections with respect to the Transferred Receivables pursuant to and in accordance with Section 6.01(a) of the Purchase Agreement.

               "Lockbox Account Agreement" shall mean each agreement (a) substantially in the form of Exhibit B-1 to the Purchase Agreement or (b) otherwise satisfactory in form and substance to the Administrative Agent, pursuant to which a Lockbox Account is established and maintained at a Lockbox Bank in accordance with Section 6.01(c) of the Purchase Agreement.

               "Lockbox Account Bank" means each bank identified as a Lockbox Bank on Schedule 4.01(q) and any other bank or financial institution at which one or more Lockbox Accounts are maintained.

               "Loss Reserve Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

               2 x ARR x DEFHOR
                         ------ NRPB

               where:

               ARR = the highest Three Month Aged Receivables Ratio during the 12 Settlement Periods immediately preceding such date.

               DEFHOR = the aggregate Billed Amount of Eligible Receivables originated during the three Settlement Periods immediately preceding such date

               NRPB = the Outstanding Balance of Eligible Receivables as of the last day of the first Settlement Period immediately preceding such date.

Notwithstanding the foregoing, the Loss Reserve Ratio may be changed at any time by the Administrative Agent, (a) in the Administrative Agent's reasonable credit judgment, provided that so long as a Termination Event has not occurred nor is continuing, the Administrative Agent

                                                   ABDC/Blue Hill II A&R Annex X
may change the formulas for or methods of calculation of the Loss Reserve Ratio only to the extent that such change together with any other Discretionary Changes then in effect would not result in making Availability hereunder less than the Minimum Availability Requirement, and (b) in the case of a decrease only, upon consent of the Requisite Purchasers and satisfaction of the Rating Agency Condition with respect thereto.

               "Margin" shall mean, for any day, the product of (i) the Capital Investment of Redwood and GE Capital and (ii) the sum of the Daily Margin plus Daily Default Margin, if any, for such day.

               "Material Adverse Effect" shall mean a material adverse effect on
(i) the collectibility of the Transferred Receivables, taken as a whole, (ii) BHI's financial condition, business, operations or prospects or ability to perform its obligations under any Related Document, (iii) the Servicer's financial condition, business, operations or prospects or ability to perform its obligations under any Related Document, (iv) the Originator's financial condition, business, operations or prospects or ability to perform its obligations under any Related Document, or (v) of the Bergen Entities, taken as a whole, financial condition, business, operations or prospects or ability to perform its obligations under any Related Document.

               "Maturity Date" shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.

               "Maximum Purchase Limit" shall mean $700,000,000, as such amount may be reduced in accordance with Sections 2.02 or 2.13(b) of the Purchase Agreement, and as such amount may be increased in connection with an RPSA Supplement delivered after the Restatement Effective Date.

               "Minimum Availability Requirement" shall mean the amount, as calculated under the Existing Securitization Facility, equal to the lesser of
(i) $350,000,000 and (ii) the excess of (A) the "Eligible Receivables Balance" less the amount by which the "Eligible Receivables Balance" exceeds the "Concentration Limits" for all "Obligors" (each defined term as defined in the Existing Securitization Facility) over (B) the "Aggregate Reserves" (as defined in the Existing Securitization Facility), in each case, calculated in a manner consistent with the methodology used immediately prior to the termination of the Existing Securitization Facility as exemplified by the underlying calculations reflected in Schedule 2 to this Annex X.

               "Monthly Report" shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Purchase Agreement.

               "Moody's" shall mean Moody's Investors Service, Inc. or any successor thereto.

               "NCS HealthCare" shall mean NCS HealthCare, Inc. and its successors and assigns, including, without limitation, a debtor-in-possession, trustee or receiver for NCS HealthCare, Inc.

               "NCS HealthCare Receivables" shall mean Receivables for which NCS HealthCare is an Obligor.

                                                   ABDC/Blue Hill II A&R Annex X

               "Net Worth Percentage" shall mean a fraction (expressed as a percentage) (a) the numerator of which equals the excess of assets over liabilities, in each case determined in accordance with GAAP consistently applied and (b) the denominator of which equals the Outstanding Balance of Transferred Receivables.

               "No-Offset Agreement" shall mean an agreement between an Obligor and the Administrative Agent pursuant to which such Obligor agrees not to offset any claim it may have against Receivables owed by such Obligor to any Bergen Entity, such agreement to be in form and substance satisfactory to the Administrative Agent in its sole discretion and subject to satisfaction of the Rating Agency Condition.

               "Non-Renewing Committed Purchaser" shall have the meaning assigned to it in Section 2.13(a) of the Purchase Agreement.

               "Obligor" shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

               "Officer's Certificate" shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

               "Operating Agent" shall mean GE Capital, in its capacity as operating agent for Redwood under the Administrative Services Agreement.

               "Originator" shall mean AmerisourceBergen Drug as the seller of BH2 Designated Receivables under the Sale and Contribution Agreement.

               "Originator Collateral" shall have the meaning assigned to it in
Section 2.5 of the Sale and Contribution Agreement.

               "Other Funding Agreements" shall mean any agreements entered into from time to time by the Applicable Purchaser for the purchase or financing of receivables.

               "Outstanding Balance" shall mean, with respect to any Transferred Receivable and as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder with respect to such Transferred Receivable, minus (c) all discounts to or any other modifications that reduce such Billed Amount; provided, that if after the occurrence or during the continuation of a Termination Event the Administrative Agent or the Servicer makes a determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

               "Parent" shall mean AmerisourceBergen Corporation, a Delaware corporation

               "Parent Group" shall mean the Parent and each of its Affiliates other than BHI.

               "PBGC" shall mean the Pension Benefit Guaranty Corporation.

               "Pension Plan" shall mean a Plan described in Section 3(2) of ERISA.

                                                   ABDC/Blue Hill II A&R Annex X

               "Per Annum Daily Margin" shall have the meaning assigned to it in the Redwood Fee Letter.

               "Permitted Debt" shall mean the indebtedness permitted under Sections 6.01(a)(i)-(x) of the Credit Facility from time to time, provided that if such Credit Facility is terminated, the reference to Section 6.01 shall refer to the Credit Facility as in effect immediately prior to such termination; provided, that if such Credit Facility has been replaced and (a) the Parent's long-term unsecured unsubordinated indebtedness is rated equal to or higher than BBB- by S&P and Baa3 by Moody's, "Permitted Debt" shall mean the indebtedness permitted under such replacement Credit Facility, or (b) if the Parent's long-term unsecured unsubordinated indebtedness is rated less than BBB- by S&P (or such rating is withdrawn or suspended) or less than Baa3 by Moody's (or such rating is withdrawn or suspended), and the indebtedness permitted under such replacement credit facility is no less restrictive than the permitted indebtedness in the Credit Facility immediately prior to termination, the term shall have the same meaning as the permitted indebtedness under the replacement Credit Facility.

               "Permitted Investments" shall mean any of the following:

               (a) obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;

               (b) repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

               (c) federal funds, certificates of deposit, time deposits and bankers' acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers' acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

               (d) commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 30 days that on the date of acquisition are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

               (e) securities of money market funds rated at least Aam or the equivalent by S&P and P-1 or the equivalent by Moody's; and

               (f) such other investments with respect to which each Rating Agency shall have confirmed in writing to the Lender and Collateral Agent that such investments shall not result in a withdrawal or reduction of the then current rating by such Rating Agency of the Commercial Paper.

                                                   ABDC/Blue Hill II A&R Annex X

               "Person" shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

               "PharMerica" shall mean PharMerica, Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of the Parent.

               "Plan" shall mean, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that the Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Originator or ERISA Affiliate.

               "Power of Attorney" shall have the meaning assigned to it in
Section 10.03 of the Purchase Agreement.

               "Predecessor Agreement" shall have the meaning assigned to it in the recitals to the Purchase Agreement.

               "Program Documents" shall mean (a) with respect to the Purchaser Group in which Redwood and GE Capital are members, the Redwood Program Documents, and (b) with respect to each other Purchaser Group, the Liquidity Agreements and any other agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of a Conduit Purchaser, the issuance of one or more surety bonds for which such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such Conduit Purchaser to any Program Support Provider of the Purchaser Interests allocable to it (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to such Conduit Purchaser in connection with such Conduit Purchaser's commercial paper program, together with any letter of credit, surety bond, or other instrument issued thereunder.

               "Program Support Provider" shall mean (a) with respect to the Purchaser Group in which Redwood and GE Capital are members, the Liquidity Agents, the Liquidity Lenders, the Operating Agent, the Letter of Credit Provider, the Letter of Credit Agent, the Collateral Agent, the Depositary, and each other Person with respect to Redwood described under clause (b) to this definition, and (b) any Liquidity Lender or other Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, a Conduit Purchaser or issuing a letter of credit, surety bond, or other instrument to support any obligations arising under or in connection with such Conduit Purchaser's commercial paper program.

               "Pro Rata Share" shall mean, with respect to each Purchaser Group, such Purchaser Group's Group Commitment divided by the aggregate Commitments of all Purchaser Groups.

               "Purchase" shall have the meaning assigned to it in Section 2.01 of the Purchase Agreement.

                                                   ABDC/Blue Hill II A&R Annex X

               "Purchase Agreement" shall mean that certain Receivables Purchase and Servicing Agreement dated as of December 20, 2000, among the Seller, the Conduit Purchaser, the Committed Purchaser, the Servicer, and the Administrative Agent, as amended, and as amended and restated by the Amended and Restated Agreement.

               "Purchase Assignment" shall mean that certain Purchase Assignment dated as of the Closing Date by and between the Seller and the Applicable Purchaser in the form attached as Exhibit 2.04(a) to the Purchase Agreement.

               "Purchase Date" shall mean each day on which a Purchase is made.

               "Purchase Discount Rate" shall mean, as of any date of determination, a rate equal to the lesser of (a) the Dynamic Purchase Discount Rate and (b) the Purchase Discount Rate Cap.

               "Purchase Discount Rate Cap" shall mean a rate equal to eighty-five percent (85%).

               "Purchase Excess" shall mean, as of any date of determination, the extent to which the Aggregate Capital Investment exceeds the Availability, in each case as disclosed in the most recently submitted Investment Base Certificate or as otherwise determined in good faith by the Applicable Purchasers or the Administrative Agent based on reasonable estimates derived from Seller Collateral information available to any of them, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

               "Purchase Price" shall have the meaning assigned to it in Section
2.3 of the Sale and Contribution Agreement.

               "Purchaser Agent" shall mean each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to the Purchase Agreement or on the signature pages to any Assignment Agreement or any RPSA Supplement Agreement, as the case may be, and each such Person's permitted successors and assigns.

               "Purchaser Group" shall mean, for each Conduit Purchaser, such Conduit Purchaser, its related Committed Purchaser and its Related Purchaser Agent.

               "Purchaser Group Commitment Fees" shall mean, for each Purchaser Group, the fees set forth in such Purchaser Group's Purchaser Group Fee Letter, including commitment fees or other similar fees but not including fees included in the calculation of Daily Yield.

               "Purchaser Group Commitment Fee Shortfall" shall mean, as of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Purchaser Group Commitment Fees exceed the Retained Purchaser Group Commitment Fees, in each case, as of such date.

                                                   ABDC/Blue Hill II A&R Annex X

               "Purchaser Group Fee Letter" shall mean (a) with respect to the Purchaser Group in which Redwood and GE Capital are members, the Redwood Fee Letter, and (b) with respect to each other Purchaser Group, those certain letter agreements in respect of each Purchaser Group among the Seller, the Servicer and the related Purchaser Agent whereby Seller agrees to pay to the Purchaser Agent (on behalf of its Related Purchasers) the fees, including the Purchaser Group Commitment Fees, in the amounts and on the dates set forth in each such letter, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

               "Purchaser Interest" shall mean the undivided percentage ownership interest of the Purchasers in the Transferred Receivables which are purchased under the Purchase Agreement. The Purchaser Interest of the Purchasers shall be expressed as a fraction of the total Transferred Receivables computed as follows:

               PI =   __C + DR___

                      IB x PDR

               where:

               PI =   the Purchaser Interest at the time of determination;

               C =    the Aggregate Capital Investment at such time;

               DR =   the Discount Reserve;

               IB =   the Investment Base at such time; and

               PDR =  the Purchase Discount Rate at such time.

               The Purchaser Interest shall be calculated (or deemed to be calculated) on each Business Day from the Closing Date through the Facility Termination Date; from and after the Facility Termination Date, the Purchaser Interest of the Purchasers shall be the Purchaser Interest of such Purchaser as calculated on the Business Day immediately preceding the Facility Termination Date until the Termination Date, at which time the Purchaser Interest shall equal zero.

               "Purchaser Interest Reconveyance Agreement" shall mean a purchaser interest reconveyance agreement in the form and substance attached as
Exhibit 2.04(d) to the Purchase Agreement.

               "Purchasers" shall mean the Conduit Purchasers and the Committed Purchasers.

               "Rating Agency" shall mean Moody's or S&P.

               "Rating Agency Condition" shall mean, with respect to any action, that each Rating Agency has notified the Conduit Purchasers and the Administrative Agent in writing that

                                                   ABDC/Blue Hill II A&R Annex X
such action will not result in a reduction or withdrawal of the rating of any outstanding Commercial Paper.

               "Ratios" shall mean, collectively, the Default Ratio, the Delinquency Ratio, the Dilution Ratio, the Dilution Reserve Ratio, the Three Month Rolling Dilution Ratio, the Loss Reserve Ratio, the Receivables Collection Turnover and the Three Month Aged Receivables Ratio.

               "Reassigned Accounts" shall have the meaning set forth in Section 8.13(d)(ii) of the Sale and Contribution Agreement.

               "Receivable" shall mean, with respect to any Obligor:

               (a) indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services to such Obligor by the Originator, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

               (b) all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

               (c) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

               (d) all Collections with respect to any of the foregoing;

               (e) all Records with respect to any of the foregoing;

               (f) all invoices, all billing statements and all rights in all other Contracts with respect to any of the foregoing; and

               (g) all proceeds (whether constituting accounts, chattel paper, documents, instruments or general intangibles) with respect to the foregoing.

Notwithstanding the foregoing, the Receivables shall not include the obligations of the Originator under the Contracts.

               "Receivable Collection Turnover" shall mean, as of any date of determination, the amount (expressed in days) equal to:

               (a) a fraction, (i) the numerator of which is equal to the average of the Outstanding Balances of Transferred Receivables on the first day of the three Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to aggregate Collections received during such three Settlement Periods with respect to all Transferred Receivables, multiplied by

                                                   ABDC/Blue Hill II A&R Annex X

               (b) the number of days contained in such three Settlement
Periods;

provided, that the Outstanding Balances of, and the Collections with respect to, all Transferred Receivables that are NCS HealthCare Receivables shall not be included in the foregoing calculation.

               "Receivables Assignment" shall have the meaning assigned in
Section 2.2 of the Sale and Contribution Agreement.

               "Records" shall mean all documents (other than Contracts), books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Originator, the Servicer, any Sub-Servicer or the Seller with respect to the Transferred Receivables and the Obligors thereunder, the Originator Collateral and the Seller Collateral.

               "Redwood" shall mean Redwood Receivables Corporation, a Delaware corporation.

               "Redwood Daily Yield" shall mean, for any day, the product of (a) the Redwood Daily Yield Rate for such day and (b) Redwood's Capital Investment outstanding on such day.

               "Redwood Daily Yield Rate" means, with respect to the Conduit Purchaser who is Redwood, on any day, a floating per annum rate equal to the sum of (a) the Daily Margin on such day, plus (b) if a Termination Event has occurred and is continuing, the Daily Default Margin, plus (c)(i) to the extent such Conduit Purchaser's Purchases hereunder are being funded by the sale of Commercial Paper, (A) the per annum rate equivalent to the weighted average of the rates paid or payable by such Conduit Purchaser from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of Commercial Paper that is allocated, in whole or in part, to fund or maintain such Conduit Purchaser's Capital Investment during the relevant Settlement Period, which rates shall reflect and give effect to Dealer fees, commissions of placement agents and other issuance costs in respect of such Commercial Paper, divided by (B) 360 days; provided, however, that (i) if any component of such rate is a discount rate the rate used shall be the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum and (ii) to the extent such Conduit Purchaser's Purchases hereunder are not being financed by the sale of Commercial Paper, the daily rate (in effect from time to time) to such Conduit Purchaser of borrowing such funds under the LAPA as in effect on the date of this Agreement.

               "Redwood Fee Letter" shall mean that certain amended and restated letter agreement dated as of the Restatement Effective Date, between the Seller and GE Capital in its capacities as Administrative Agent, Purchaser Agent and Committed Purchaser.

               "Redwood LIBOR" shall mean for any calendar quarter, the per annum rate for deposits in Dollars for a period of 90 days which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the last Business Day of the immediately preceding calendar quarter. If such rate does not appear on Telerate Page 3750 on such day, the rate will be determined on the basis of the rates at which deposits in United States dollars are offered by the reference banks selected by the Operating Agent at approximately 11:00 a.m., London time, on such day to prime banks

                                                   ABDC/Blue Hill II A&R Annex X
in the London interbank market for a period of one month commencing on that day. Redwood's Purchaser Agent will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by two or more major banks in New York City, selected by Redwood's Purchaser Agent, in its sole discretion at approximately 11:00 a.m., New York City time, on that day for loans in United States dollars to leading European banks for a period of 90 days.

               "Redwood Program Documents" shall mean the Letter of Credit Agreement, the LAPA, the Collateral Agent Agreement, the Depositary Agreement, the Commercial Paper, the Administrative Services Agreement, each Accession Agreement and the Dealer Agreements.

               "Redwood Secured Parties" shall mean the Collateral Agent, the Operating Agent, the CP Holders, the Depositary, the Liquidity Agent, the Liquidity Lenders, the Letter of Credit Agent and the Letter of Credit Providers.

               "Redwood Termination Date" shall mean the date elected by Redwood or the Collateral Agent (which election shall be mandatory and immediate upon the occurrence of an event set forth in clause (c) below), by notice to the Seller and the Administrative Agent as the Redwood Termination Date; provided, that on such date, one or more of the following events shall have occurred and be continuing: (a) a Seller LOC Draw; (b) the obligations of the Liquidity Lenders to make Liquidity Loans shall have terminated and such Liquidity Lenders shall not have otherwise been replaced or the "Liquidity Termination Date" (as defined in the LAPA) shall have occurred; (c) an event of default under the Collateral Agent Agreement or any other Redwood Program Document shall have occurred; (d) the short-term debt rating of a Liquidity Lender shall have been downgraded by a Rating Agency and such Liquidity Lender shall not have been replaced in accordance with the terms of the LAPA within 30 days thereafter; (e) Redwood or the Collateral Agent shall have determined that the funding of Transferred Receivables under the Purchase Agreement is impracticable for any reason whatsoever, including as a result of (i) a drop in or withdrawal of any of the ratings assigned to the Commercial Paper by any Rating Agency, (ii) the imposition of Additional Amounts, (iii) restrictions on the amount of Transferred Receivables Redwood may finance or (iv) the inability of Redwood to issue Commercial Paper; (f) any change in accounting standards shall occur or any pronouncement or release of any accounting or regulatory body (including FASB, AICPA or the Securities and Exchange Commission) shall be issued, or any other change in the interpretation of accounting standards shall occur, such that all or any portion of the Conduit Purchaser's assets and liabilities are deemed to be consolidated with the assets and liabilities of GE Capital or any of its affiliates; (g) a Termination Event shall have occurred and be continuing; (h) the outstanding loans to the Conduit Purchaser under the LAPA equal or exceed the Conduit Purchaser's Capital Investment at such time and no interest or other amounts are owed to the Conduit Purchaser under the Purchase Agreement or the other Related Documents; or (i) the exercise of any other Conduit Purchaser of its discretion not to make a Purchase under Section 2.01(a).

               "Regulatory Change" shall mean any change after the Closing Date in any federal, state or foreign law or regulation (including Regulation D of the Federal Reserve Board)

                                                   ABDC/Blue Hill II A&R Annex X
or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

               "Reinvestment Purchase" shall have the meaning assigned to it in
Section 2.01(c) of the Purchase Agreement.

               "Rejected Amount" shall have the meaning assigned to it in
Section 3.2 of the Sale and Contribution Agreement.

               "Related Documents" shall mean the Sale and Contribution Agreement, each Lockbox Account Agreement, each Deposit Account Agreement, each Reconveyance Agreement, each Purchaser Interest Reconveyance Agreement, the Purchase Agreement, the Intercreditor Agreement, each Receivables Assignment, the Purchase Assignment, each Power of Attorney, each Chattel Paper Agreement, each Assignment Agreement, each RPSA Supplement Agreement and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any of the Seller, the Originator or the Servicer, or any employee of any such Person, and delivered in connection with the Sale and Contribution Agreement, the Purchase Agreement or the transactions contemplated thereby; provided, that the "Related Documents" shall not include the Program Documents. Any reference in the Sale and Contribution Agreement, the Purchase Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

               "Related Purchasers" shall mean (a) with respect to any Purchaser Agent, the Purchasers in such Purchaser Agent's Purchaser Group and (b) with respect to any Purchaser, the Purchasers in such Purchaser's Purchaser Group.

               "Renewable Committed Purchaser" shall have the meaning assigned to it in Section 2.13(a) of the Purchase Agreement.

               "Repayment Notice" shall have the meaning assigned to it in
Section 2.03(c) of the Purchase Agreement.

               "Reportable Event" shall mean any of the events set forth in
Section 4043(b) of ERISA.

               "Requisite Purchasers" shall mean, at any time, the Purchasers whose Commitments aggregate two-thirds (2/3) or more of the aggregate Commitments of all Committed Purchasers.

               "Reserve Account" shall mean that certain segregated deposit account established by the Administrative Agent in accordance with the requirements set forth in Section 6.01(d) of the Purchase Agreement.

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               "Reserve Account Deficiency" shall mean, as of any Settlement
Date after the Cash Management Date, the amount, if any, by which the amounts necessary to make the payments required under Sections 6.05(a)(i), (ii), and
(iii) of the Purchase Agreement exceed the amounts on deposit in the Reserve Account.

               "Reserves" shall mean the aggregate Concentration Discount Amount for all Obligors of Transferred Receivables, the Extended Term Reserve, the Dated Balance Not Due Reserve, and such other reserves as the Administrative Agent may establish from time to time in its reasonable credit judgment; provided, that, so long as no Termination Event has occurred or is continuing, the Administrative Agent may establish new reserves and change the formulas for or methods of calculation of such new reserves only to the extent that such new reserve or change, as applicable, together with any other Discretionary Changes then in effect would not result in making Availability hereunder less than the Minimum Availability Requirement.

               "Restatement Effective Date" shall have the meaning assigned to it in Section 3.01 of the Purchase Agreement.

               "Retained Monthly Yield" shall mean, as of any date of determination within a Settlement Period, the sum of all amounts transferred to or retained in the Reserve Account with respect to Daily Yield from and including the first day of such Settlement Period through and including such date pursuant to Section 6.05(a)(ii) of the Purchase Agreement.

               "Retained Purchaser Group Commitment Fees" shall mean, as of any date of determination within a Settlement Period, the sum of all amounts transferred to or retained in the Reserve Account with respect to the Purchaser Group Commitment Fees from and including the first day of such Settlement Period through and including such date in accordance with Sections 6.04(b)(i)(E) or 6.05(a)(iv) of the Purchase Agreement.

               "Retained Servicing Fee" shall mean, as of any date of determination within a Settlement Period, the sum of all amounts transferred to or retained in the Reserve Account with respect to the Servicing Fee from and including the first day of such Settlement Period through and including such date pursuant to Sections 6.04(b)(i)(C) or 6.05(a)(iv) of the Purchase Agreement.

               "Retiree Welfare Plan" shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

               "Revolving Period" shall mean the period from and including the Closing Date through and including the day immediately preceding the Facility Termination Date.

               "RPSA Supplement Agreement" shall mean (a) with respect to the Purchaser Group in which The Bank of Nova Scotia and Liberty Street Funding Corp. are members, that certain RPSA Supplement Agreement dated as of the Restatement Effective Date, among the Seller, The Bank of Nova Scotia and Liberty Street Funding Corp. and acknowledged by the Administrative Agent, and
(b) with respect to each other Purchaser Group that enters into an

                                                   ABDC/Blue Hill II A&R Annex X

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

RPSA Supplement Agreement, an agreement substantially in the form set forth in
Exhibit 14.02(b) to the Purchase Agreement.

               "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

               "Sale" shall mean, with respect to a sale of BH2 Designated Receivables under the Sale and Contribution Agreement, a sale of BH2 Designated Receivables by the Originator to the Buyer in accordance with the terms of the Sale and Contribution Agreement.

               "Sale and Contribution Agreement" shall mean that certain Sale and Contribution Agreement dated as of December 20, 2000, as amended by the First Amendment to Sale and Contribution Agreement dated as of October 1, 2002, as amended by the Second Amendment to Sale and Contribution Agreement dated as of December 2, 2002, and as amended by the Third Amendment to Sale and Contribution Agreement dated as of the Restated Effective Date, among the Originator, the Servicer and BHI as Buyer.

               "Schedule of Documents" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Sale and Contribution Agreement, the Purchase Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Purchase Agreement and the Sale and Contribution Agreement.

               "Securities Act" shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

               "Securities Exchange Act" shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

               "Seller" shall mean BHI, in its capacity as the seller under the Purchase Agreement.

               "Seller Account" shall mean a deposit account maintained in the name of the Seller at a commercial bank in the United States of America, as designated by the Seller from time to time.

               "Seller Account Collateral" shall have the meaning assigned to it in Section 8.01(c) of the Purchase Agreement.

               "Seller Assigned Agreements" shall have the meaning assigned to it in Section 8.01(b) of the Purchase Agreement.

               "Seller Collateral" shall have the meaning assigned to it in
Section 8.01 of the Purchase Agreement.

               "Seller LOC Draws" shall mean any payments made to the Purchaser in connection with the Letter of Credit and allocated to the Seller.

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

               "Seller Secured Obligations" shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Seller to any Affected Party under the Purchase Agreement and any Related Document, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including Aggregate Capital Investment, Daily Yield, Yield Shortfall, Purchaser Group Commitment Fees, Purchaser Group Commitment Fee Shortfall, Margin, amounts in reduction of Purchase Excess, Successor Servicing Fees and Expenses, Additional Amounts and Indemnified Amounts. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Seller in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys' fees and any other sum chargeable to the Seller thereunder, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Purchaser or the Administrative Agent or any transferee of the Purchasers, any Purchaser Agent or the Administrative Agent as a preference, fraudulent transfer or otherwise.

               "Seller's Share" shall mean the ratio of (a) the Maximum Purchase Limit under the Purchase Agreement to (b) the aggregate maximum purchase limits or commitments under the Purchase Agreement and all Other Funding Agreements.

               "Servicer" shall mean AmerisourceBergen Drug, in its capacity as the Servicer under the Purchase Agreement, or any other Person designated as a Successor Servicer pursuant to the Purchase Agreement.

               "Servicer's Certificate" shall mean an Officer's Certificate substantially in the form of Exhibit 3.01(a)(iii) to the Purchase Agreement.

               "Servicer Termination Notice" shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer's appointment under the Purchase Agreement has been terminated.

               "Servicing Fee" shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the Aggregate Capital Investment on such day.

               "Servicing Fee Rate" shall mean 1.00%.

               "Servicing Fee Shortfall" shall mean, as of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Servicing Fee exceeds the Retained Servicing Fee, in each case as of such date.

               "Servicing Officer" shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name

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                                      -36-
appears on any Officer's Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.

               "Servicing Records" shall mean all documents, books, Records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.

               "Settlement Date" shall mean the fifth Business Day following the end of each Settlement Period.

               "Settlement Period" shall mean:

               (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and

               (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and
          (iii) with respect to all other Settlement Periods, each calendar month; provided, however, that upon the occurrence of the GE Capital Funding Event, such Settlement Period shall terminate on the day prior to the GE Capital Funding Event, and the next Settlement Period shall be the period from and including the day of the GE Capital Funding Event through and including the last day of the calendar month in which the GE Capital Funding Event occurs.

               "Significant Subsidiary" means each Subsidiary of the Parent defined as a "Significant Subsidiary" under the Credit Facility on the date hereof and set forth in Schedule 4.01(a) to the Purchase Agreement, as updated quarterly in accordance with Annex 5.02(a) of the Purchase Agreement from time to time thereafter.

               "Sold Receivable" shall have the meaning assigned to it in
Section 2.2 of the Sale and Contribution Agreement.

               "Solvency Certificate" shall mean an Officer's Certificate substantially in the form of Exhibit 3.01(a)(i) to the Purchase Agreement.

               "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person's ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and

                                                   ABDC/Blue Hill II A&R Annex X
is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

               "Special Limit" means, (i) for National Rx, Inc. ("National Rx"), a wholly owned subsidiary of Merck-Medco Managed Care, Inc., a wholly owned subsidiary of Merck & Co., Inc. ("Merck"), 15.0% of the Outstanding Balance of Eligible Receivables; provided, however, that such Special Limit shall be automatically deemed revoked (A) at the time, if any, when Merck ceases to have a short-term unsecured senior debt rating of higher than "A-2" from S&P and a short-term unsecured senior debt rating of higher than "P-2" from Moody's or (B) National Rx shall cease at any time to be, directly or indirectly, a wholly owned subsidiary of Merck; (ii) for Longs Drug Stores Corporation ("Longs"), 12.5% of the Outstanding Balance of Eligible Receivables; provided, however, that such Special Limit shall be automatically deemed revoked at the time, if any, when the sum of Defaulted Receivables to Longs exceeds 50% of the total outstanding balance of Receivables to Longs, unless in the case of either (i) or
(ii), the Administrative Agent notifies the Seller of a different limit and if such different limit represents an increase, each Rating Agency has approved such increased limit; (iii) for Walgreen Company, 12.0% of the Outstanding Balance of Eligible Receivables; provided, however, that such Special Limit shall be deemed automatically revoked at any time, if any, when Walgreen Company ceases to have a short-term unsecured senior debt rating of higher than "A-2" from S&P and a short-term unsecured senior debt rating of higher than "P-2" from Moody's; and (iv) such other "Special Limits" as shall be agreed to in writing by the Administrative Agent (with the consent of the Requisite Purchasers) for other Obligors from time to time and approved by the required Rating Agencies.

               "Stock" shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

               "Stockholder" shall mean, with respect to any Person, each holder of Stock of such Person.

               "Subordinated Note" shall mean that certain Subordinated Note executed and delivered by Buyer to the order of Originator dated as of December 20, 2000, substantially in the form attached as Exhibit B to the Sale and Contribution Agreement.

               "Sub-Servicer" shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

               "Sub-Servicing Agreement" shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the

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                                      -38-

Purchase Agreement relating to the servicing, administration or collection of the Transferred Receivables.

               "Subsidiary" shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

               "Successor Servicer" shall have the meaning assigned to it in
Section 11.02 of the Purchase Agreement, or, following the Termination Date,
Section 3.1(e) of the Sale and Contribution Agreement.

               "Successor Servicing Fees and Expenses" shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Seller, the Purchasers, and the Administrative Agent.

               "Taxes" means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

               "Termination Date" shall mean the date on which (a) Aggregate Capital Investment has been permanently reduced to zero, (b) all other Seller Secured Obligations under the Purchase Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Maximum Purchase Limit has been irrevocably terminated in accordance with the provisions of Section 2.02(c) of the Purchase Agreement.

               "Termination Event" shall have the meaning assigned to it in
Section 9.01 of the Purchase Agreement.

               "Third Amendment Effective Date" shall mean the Effective Date under (and as defined in) the Third Amendment to Receivables Purchase and Servicing Agreement and Annex X dated as of October 1, 2002, among Blue Hill, the Servicer, the Purchasers and the Administrative Agent.

               "Third Amendment Intercreditor Agreement" shall mean that certain Third Amendment Intercreditor Agreement dated as of the Third Amendment Effective Date, between JPMorgan Chase, as "Administrative Agent" under the ARFC/JPMorgan Purchase Agreement, and GE Capital, as Administrative Agent under this Agreement, as amended, supplemented or otherwise modified from time to time.

               "Three Month Aged Receivables Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

               (a) the sum of the respective Outstanding Balances (without reduction for credit balances) of Transferred Receivables with respect to which any payment, or part thereof,

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

remained unpaid for more than 60 but less than 91 days past their respective Maturity Dates as of the last day of the three Settlement Periods immediately preceding such date to

               (b) the aggregate Billed Amount of Transferred Receivables originated during the fourth, fifth, and sixth Settlement Periods immediately preceding such date;

provided, that, the Outstanding Balance and Billed Amount of all Transferred Receivables constituting NCS HealthCare Receivables shall be excluded from the foregoing calculation.

               "Three Month Rolling Dilution Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

               (a) the aggregate Dilution Factors during the three Settlement Periods immediately preceding such date to

               (b) the aggregate Billed Amount of all Transferred Receivables originated during the three Settlement Periods immediately preceding such date;

provided, that, Dilution Factors relating to, and the Billed Amount of, all Transferred Receivables constituting NCS HealthCare Receivables shall be excluded from the foregoing calculation.

               "Transfer Date" shall mean the date on which Receivables owned by the Originator were sold or contributed to the Buyer in accordance with the
Section 2.2 of the Sale and Contribution Agreement.

               "Transferred Receivable" shall mean any Sold Receivable or Contributed Receivable; provided, that any Receivable repurchased by the Originator pursuant to Section 3.2 of the Sale and Contribution Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or recontributed to the Buyer; provided further, that any BH2 Designated Receivables that is repurchased pursuant to a Distribution Center Consolidation shall not be deemed to be a Transferred Receivable from and after the date of such repurchase.

               "UCC" shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

               "Unapproved Receivable" shall mean any BH2 Designated Receivable
(a) with respect to which the obligor thereunder is not an Obligor on any BH2 Designated Receivable and whose customer relationship with the Originator arises as a result of the acquisition by such Originator of another Person or (b) that was originated in accordance with standards established by another Person acquired by the Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval; provided, however, that any ARFC Designated

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

Receivable that becomes a BH2 Designated Receivable in connection with a Distribution Center Consolidation shall not be deemed an Unapproved Receivable.

               "Yield Shortfall" shall mean, as of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Monthly Yield exceeds the Retained Monthly Yield, in each case as of such date.

               Section 2. Other Terms and Rules of Construction.

               (a) Accounting Terms. Rules of construction with respect to accounting terms used in any Related Document shall be as set forth in Annex G to the Purchase Agreement. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

               (b) Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

               (c) Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words "herein," "hereof" and "hereunder" and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to or definition of any document, instrument or agreement shall unless expressly otherwise noted include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

               (d) Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with Schedule 1 attached to this Annex X. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the third decimal place and (ii) the Settlement Period in which

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

the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

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                                      -42-